Exhibit 5.1

Seagate Technology

PO Box 309GT

Ugland House

South Church Street

George Town

28 September 2005

Dear Sirs

Seagate Technology (the “Company”)

We have examined the Registration Statement on Form S-8 to be filed by Seagate Technology, a Cayman Islands exempted company incorporated with limited liability (the “Company”), with the Securities and Exchange Commission on or about September 28, 2005 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 27,500,000 additional Common Shares, par value US$0.00001 per share of the Company (the “Shares”) for issuance pursuant to the Company’s Stock Compensation Plan (the “Plan”).

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company and a certificate of an officer of the Company.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Maples and Calder PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands

Tel: +1 345 949 8066 Fax: +1 345 949 8080 www.maplesandcalder.com